Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Hal Mechler

Senior Vice President & CFO

281-490-9652

Imperial Sugar Settles $345 million Insurance Claim

Sugar Land, TX—(December 28, 2009)—Imperial Sugar Company (NASDAQ:IPSU) announced that it settled the property insurance claim for the February 2008 industrial accident at its Port Wentworth, Georgia refinery for an aggregate of $345 million. The Company expects to recognize pre-tax gains of approximately $278 million in its first fiscal quarter ending December 31, 2009, as a result of the settlement. A final $45 million payment on the claim is expected to be received in early January. Previously the insurers had provided advance claim payments aggregating $300 million under the $350 million policy which provides for replacement cost coverage of physical property damage and business interruption coverage.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, refinery construction costs, timelines and operational dates, future expenses and liabilities arising from the Port Wentworth refinery incident, the timing of final insurance payments, future costs and liabilities arising from the Louisiana Sugar Refining LLC venture, future import and export levels, future government and legislative action, future operating results, future availability and cost of raw sugar, operating efficiencies, results of future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, unforeseen engineering and equipment delays, results of insurance negotiations, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.